SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  ------------


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)



                              SOFTNET SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          $0.01 PAR VALUE COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   833964-109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                JANUARY 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|    Rule 13d-1(b)
         |_|    Rule 13d-1(c)
         |X|    Rule 13d-1(d)

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CUSIP NO. 833964-109                 13G                      Page 2 of 7 Pages
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  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        MEDIACOM LLC
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
  3     SEC USE ONLY

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  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        New York
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    NUMBER OF     5    SOLE VOTING POWER        2,200,000 shares of common stock

     SHARES       --------------------------------------------------------------

  BENEFICIALLY    6    SHARED VOTING POWER      None

   OWNED BY       --------------------------------------------------------------

     EACH         7    SOLE DISPOSITIVE POWER   2,200,000 shares of common stock

   REPORTING      --------------------------------------------------------------

 PERSON WITH      8    SHARED DISPOSITIVE POWER  None
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,200,000 shares of common stock
--------------------------------------------------------------------------------

  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

        CERTAIN SHARES*   |_|
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.7% of aggregate voting power
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO   (limited liability company)
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 833964-109                 13G                      Page 3 of 7 Pages
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ITEM 1(a).          NAME OF ISSUER:

                    SOFTNET SYSTEMS, INC.
                    ------------------------------------------------------------

ITEM 1(b).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    650 Townsend Street, Suite 225, San Francisco, California
                    ------------------------------------------------------------

ITEM 2(a).          NAME OF PERSON FILING:

                    MEDIACOM LLC
                    ------------------------------------------------------------

ITEM 2(b).          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    100 Crystal Run Road, Middletown, New York 10941
                    ------------------------------------------------------------

ITEM 2(c).          CITIZENSHIP:

                    New York
                    ------------------------------------------------------------

ITEM 2(d).          TITLE OF CLASS OF SECURITIES:

                    Common Stock, $0.01 par value
                    ------------------------------------------------------------

ITEM 2(e).          CUSIP NUMBER:

                    833964-109
                    ------------------------------------------------------------

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CUSIP NO. 833964-109                 13G                      Page 4 of 7 Pages
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ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B)
               OR (C), CHECK WHETHER THEPERSON FILING IS A:

    (a)   |_|  Broker or dealer registered under Section 15 of the Exchange Act.

    (b)   |_|  Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c)   |_|  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

    (d)   |_|  Investment company registered under Section 8 of the Investment
               Company Act.

    (e)   |_|  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f)   |_|  An employee benefit plan or endowment fund in accordance with
               Rule 13d-1(b)(1)(ii)(F);

    (g)   |_|  A parent holding company or control person in accordance with
               Rule 13d-1(b)(ii)(G);

    (h)   |_|  A savings association as defined in Section 3(b) of Federal
               Deposit Insurance Act;

    (i)   |_|  A church plan that is excluded from the definition of an
               investment company under Section 3(c)(14) of the Investment Company Act;

    (j)   |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP NO. 833964-109                 13G                      Page 5 of 7 Pages
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ITEM 4.         OWNERSHIP.

      (a)      Amount beneficially owned:

               2,200,000 shares of common stock
               -----------------------------------------------------------------

      (b)      Percent of class:

               8.7% of aggregate voting power
               -----------------------------------------------------------------

      (c)      Number of shares as to which such person has:


      (i)      Sole power to vote or to direct the vote     2,200,000 shares of
                                                            --------------------
               common stock*,
              ------------------------------------------------------------------

      (ii)     Shared power to vote or to direct the vote
                                                          ---------------------,

      (iii)    Sole power to dispose or to direct the disposition of   2,200,000
                                                                     -----------
               shares of common stock
               -----------------------------------------------------------------

      (iv)     Shared power to dispose or to direct the disposition of
                                                                      ----------
               stock
               -----------------------------------------------------------------

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CUSIP NO. 833964-109                 13G                      Page 6 of 7 Pages
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ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.


ITEM 10.  CERTIFICATION.

          Not Applicable.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    OCTOBER 4, 2002
                                         ---------------------------------------
                                                               (Date)


                                         MEDIACOM LLC



                                         By: /s/ Mark Stephan
                                            ------------------------------------
                                              Name:  Mark Stephan
                                              Title: Senior Vice President,
                                                     Chief Financial Officer